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ADIA NUTRITION INC

CONTROL LOG
Common stock
Monday, July 29, 2013

DATE
SHAREHOLDER CERT STATUS CANCELLED ISSUED

2/28/2013 Starting Balance - Shares Outstanding 73,399,861.00

Transactions

3/18/2013

ROBERT SHIVELY 2339 R 1,500,000.00
WEN PENG 2340 RC 3,000,000.00
APRIL NUGENT 2341 RC 10,000,000.00
JENNIFER SINGHAL 2342 RC 3,000,000.00
CYNTHIA ISABELLA LI QIAO WONG 2343 R 1,000,000.00
WILLIAM FEASTER 2344 R 2,000,000.00
GOLDEN COMMUNICATIONS INC 2345 R 500,000.00
REVETE CAPITAL PARTNERS LLC 2346 R 2,000,000.00

Balance after transaction 96,399,861.00

4/29/2013

GOLDEN COMMUNICATIONS INC 2347 R 1,500,000.00

Balance after transaction 97,899,861.00

07/29/2013 Current Control Log Balance - Shares Outstanding 97,899,861.00

Free Trading Stock 13,848,781
Shares Outstanding 97,899,861
Restricted Stock 84,051,080

Colonial Stock Transfer Co, Inc. Page 1 of 1 7/29/2013 1:23:41 PM